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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          _____________

                            FORM 11-K
                          _____________


     [X]  REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
          For the fiscal year ended December 31, 1993

                               OR

     [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
          For the transition period from _______ to _______

                  Commission File No. 001-02217



              CARIBBEAN REFRESCOS, INC. THRIFT PLAN
                    (Full title of the plan)


                      THE COCA-COLA COMPANY
  (Name of issuer of the securities held pursuant to the plan)


                    One Coca-Cola Plaza, N.W.
                     Atlanta, Georgia  30313
(Address of the plan and address of issuer's principal executive offices)

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                           SIGNATURES


     THE PLAN.  Pursuant to the requirements of the Securities
Exchange Act of 1934, the Caribbean Refrescos, Inc. Thrift Plan
Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                    CARIBBEAN REFRESCOS, INC. THRIFT PLAN
                            (Name of Plan)


                    By:  /s/ C. RON CHEELEY
                         -----------------------------------
                         C. RON CHEELEY
                         Member, Caribbean Refrescos, Inc.
                           Thrift Plan Committee



Date:  June 23, 1994

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         PURSUANT TO GENERAL INSTRUCTION E OF FORM 11-K

               AND RULE 311(c) OF REGULATION S-T,

THE FINANCIAL STATEMENTS OF CARIBBEAN REFRESCOS, INC. THRIFT PLAN

                   AS OF DECEMBER 31, 1993 AND

        THE REPORT OF BANKS, FINLEY, WHITE & CO. THEREON

  ARE HERE OMITTED AND SEPARATELY FILED UNDER COVER OF FORM SE

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                          EXHIBIT INDEX



Exhibit No.              Description

     23             Consent of Independent Auditors